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                                                                    EXHIBIT 11.1

                               SOFTWARE 2000, INC.

                    COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                            YEAR ENDED
                                                                  -------------------------------
                                                                  AUGUST 31,      SEPTEMBER 30,
                                                                  ----------    -----------------
                                                                     1994        1995      1996
                                                                  ----------    ------    -------
Net income......................................................    $ 1,502     $3,684    $ 5,590
Net interest income pursuant to APB 15, paragraph 38(b).........         91         88         --
                                                                    -------     ------    -------
Net income attributable to common shares........................    $ 1,593     $3,772    $ 5,590
                                                                    =======     ======    =======
Weighted average common and common equivalent shares outstanding
a. Shares attributable to common stock outstanding..............      9,877      8,251     10,070
b. Shares attributable to common stock options and warrants
   pursuant to APB 15, paragraph 38(a)..........................        618        820      1,299
c. Shares attributable to common stock options pursuant to SAB
   83...........................................................        306        330         --
                                                                    -------     ------    -------
Weighted average common and common equivalent shares
  outstanding...................................................     10,801      9,401     11,369
                                                                    =======     ======    =======
Net income per share............................................    $  0.15     $ 0.40    $  0.49
                                                                    =======     ======    =======
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